EXHIBIT 99.1

[LOGO]

For Immediate Release	Contact: Ed Chambers 484-947-2000

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

DEVELOPMENTS REGARDING THE RESTRUCTURING

OF ITS SENIOR DEBT

West Chester, PA, December 29, 2003 – Nobel Learning Communities, Inc. (NASDAQ: NLCI), a for-profit provider of education and school management services for the pre-elementary through 12th grade market, today announced that it has entered into an agreement with its senior lenders amending its existing loan agreement. Prior to this amendment, the Company was required to pay off all of its senior debt by December 31, 2003. The agreement extended this deadline for repayment until January 31, 2004, in order to provide the Company with a period of time in which to complete negotiations with new lenders to restructure its senior financing. Based on the terms of prior amendments to the existing loan agreement, the Company became obligated to pay fees in the aggregate amount of $278,940 to its existing senior lenders. The Company has committed to paying this amount, and no additional fees were required to be paid by the Company as a condition to receiving this extension.

The Company is in the process of actively pursuing a refinancing of its senior debt with a new lender, and is seeking to close under this new financing by January 31, 2004. While the Company feels confident that it will be able to accomplish this, there can be no assurances that it will be successful in doing so.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated “We are pleased that our progress in securing new senior financing has enabled us to obtain this waiver from our current senior lenders, and we are working closely with new lenders in an effort to finalize the refinancing of the Company’s senior debt. This senior debt refinancing is the latest step in improving our capital structure. Over the last seven months, we have raised $13 million in capital to strengthen our balance sheet. Refinancing and extending our senior debt maturity is one of the last steps in this process. If consummated, this restructuring will permit NLCI to turn our focus from fortifying our capital structure to strengthening our core business of pre-school and elementary school clusters, and implementing the operating changes necessary to improve our results.”

Nobel Learning Communities, Inc. operates 172 schools in 14 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. NLCI will not necessarily update these statements or other information in this press release based on future events or circumstances.